Exhibit 10(rr)

January 20, 2016

STRICTLY PRIVATE AND CONFIDENTIAL

Mr. Paul DeKok

3149 Dundee Road #317

Northbrook, IL 60062

Dear Paul:

This letter agreement (“Letter Agreement”) sets forth the terms of your departure as President, PCS Phosphate of Potash Corporation of Saskatchewan Inc. (“PotashCorp”) and as an employee of PCS Administration (USA), Inc. (“PCS Administration” and, collectively with PotashCorp, the “Company”).

1. Separation Date. Your last day of active employment with the Company will be January 31, 2016 (the “Separation Date”).

2. Severance Payments and Benefits. Provided that you execute the Waiver and Release Agreement attached as Schedule A hereto no later than February 10, 2016, and you do not revoke the Waiver and Release in accordance with its terms, you will be entitled to receive the following severance payments and benefits, which you acknowledge are amounts that you would not otherwise be entitled to receive:

(a)	A severance payment in the amount of $1,122,562, which is equal to two times the sum of (i) your base salary of $351,900, (ii) your target short-term incentive plan (“STIP”) opportunity for 2015 of $193,545 and (iii) your regular employer contributions and target performance-related employer contribution under the PCS U.S. Employees’ Savings Plan (the “Savings Plan”) of $15,836 (3.0% plus 1.5% of your base salary of $351,900).

(b)	A payment of $16,394, which is equal to the product of (i) your target STIP opportunity for 2016 of $193,545 and (ii) a fraction, the numerator of which is the number of days you were employed by the Company in 2016, and the denominator of which is 366.

(c)	The Company will reimburse you for executive outplacement consulting services from a firm selected by you that is acceptable to the Company. The reimbursable outplacement consulting service fees will not exceed $10,000.

1101 Skokie Boulevard, Suite 400, P.O. Box 3320, Northbrook, IL USA 60062 T (847) 849-4200 F (847) 849-4695 Toll Free (800) 241-6908 PCS Administration (USA), Inc. www.potashcorp.com

(d)	You will be reimbursed for the legal fees you incur for the review of this Letter Agreement by your attorney, upon presentation of receipts, up to $5,000.

(e)	You will have continued access to Employee and Family Assistance Program (EFAP) coverage with Cigna Behavior Health for ninety (90) days following your Separation Date.

The amounts set forth in subparagraphs 2(a) and 2(b) above will be paid in a lump sum within fourteen (14) days following the expiration of the period during which you have the right to revoke the Waiver and Release.

3. STIP Award, Options and Company-Sponsored Benefits.

(a)	You will receive your STIP award for 2015 based on the level of achievement of the applicable corporate financial performance and safety performance goals for 2015. Such amount will be paid on the date that STIP awards are paid to similarly situated executives, but in no event later than March 15, 2016.

(b)	Contributions to the Savings Plan will cease on the Separation Date and you will cease to accrue service under the PCS U.S. Employees’ Pension Plan (“Pension Plan”) on the Separation Date. You will be eligible for the 2015 and 2016 Company performance-related employer contributions as determined in accordance with the performance requirements of the Savings Plan and payable under the terms of the Savings Plan. Such amount will be paid on the date that such contribution is paid to similarly situated executives, but in no event later than March 31, 2016 for the 2015 performance period, and no later than March 15, 2017 for the 2016 performance period.

(c)	For purposes of your stock options, the termination of your employment will be treated as a termination of employment by reason of retirement. Accordingly, subject to the terms and conditions of each respective performance option plan, you will be entitled to exercise your vested stock options, including such stock options that may vest after your Separation Date, during the period ending on February 28, 2019, failing which exercise the stock options will terminate.

(d)	Your active employee health care benefits under the Company-sponsored medical, dental and vision plans expire on January 31, 2016. If you and/or your eligible dependents timely enroll, you may continue medical, dental and/or vision coverage for you and/or your eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Such coverage, if elected, will be provided in accordance with the terms of the health care plans, including the monthly premium required by the plans, and COBRA.

(e)	You are eligible to receive retiree medical and prescription drug coverage benefits (subject to the terms of the Company’s retiree health plan as in effect from time to time). You and your eligible dependents must enroll within sixty (60) days of your Separation Date. If you do not enroll within such time period or you decline retiree medical and prescription drug coverage, you will not be able to enroll in the plan at a later date.

(f)	You will receive Company-paid retiree life insurance coverage (subject to the terms of the Company’s retiree life insurance plan as in effect from time to time).

(g)	You will receive a payment of $9,474 in respect of your accrued but unused vacation, based on an assumption of 5.0 days carried over from 2015, plus accrued vacation for January, 2016. This amount will be paid on the first payroll date following the Separation Date.

(h)	You are eligible to receive retirement benefits under the PCS Supplemental Retirement Plan for U.S. Executives (the “SERP”). The amount of your vested benefit under the SERP is approximately $285,000. The actual amount of your vested benefit will be based on your actual compensation and applicable commuted value interest rates in effect at the time of the calculation. In accordance with the terms of the SERP, your vested benefit will be paid in a lump sum six months following your Separation Date.

(i)	Basic and Optional Life Insurance and Basic and Voluntary Accidental Death & Dismemberment Insurance will cease on January 31, 2016. You will have the option to convert any Optional Life Insurance coverage in accordance with the terms of the policy.

(j)	Short-Term Disability and Long-Term Disability deductions and coverage will cease on your Separation Date.

4. Tax Withholdings. All payments required under this Letter Agreement are subject to any withholdings required by applicable law.

5. No Future Employment with the Company. You agree that you will not knowingly apply for or accept employment with the Company. You agree that if you knowingly or unknowingly apply for a position with the Company and are offered or accept a position, the Company may withdraw the offer or terminate your employment immediately, without notice. You agree that in the event of such an offer and withdrawal, or hiring and termination, as described in this paragraph 5, you waive any right to seek legal or administrative redress of any kind for events relating to the withdrawal of the offer or termination of employment.

6. Return of Property. In accordance with your existing and continuing obligations to the Company, you represent that you have returned, on or before the Separation Date, all Company property including all copies thereof, such as, but not limited to, files, records, computer access codes, computer programs, keys, key card passes, security access cards, employee information, instruction manuals, documents, business plans, computers or other hardware of any kind, software, and other property, which you received, prepared, or helped to prepare in connection with your employment with the Company. In accordance with your existing and continuing obligations to the Company, you further represent that you have paid in full the entire outstanding balance on your Company-affiliated American Express Corporate card, and/or Diners Club International BMO Mastercard, if any, on or before the Separation Date.

7. Assistance and Witness. You agree to fully cooperate and assist the Company with a smooth transition of your duties. You also agree to cooperate with the Company in all investigations of any kind and in providing truthful testimony as a witness or a declarant in connection with any present or future court, administrative, agency, or arbitration proceeding involving the Company and as to which you have relevant information. You will also assist the Company during all phases of any judicial, administrative, agency, or arbitration proceeding involving the Company and as to which you have relevant information including, without limitation, assisting and cooperating in the preparation and review of documents and meeting with counsel. The Company will reimburse you for reasonable expenses incurred in connection with such cooperation and you will be compensated at an hourly rate of $180 per hour for time reasonably spent in connection with such cooperation, subject to you presenting evidence to the Company of the time spent. You agree not to act voluntarily as a witness, consultant or expert for any person or party in any action against or involving the Company. You further agree that if contacted by any third party, including such third party’s agent or attorney, regarding any anticipated or pending legal action, you will immediately notify the Company by contacting PotashCorp’s General Counsel c/o PCS Administration (USA), Inc., 1101 Skokie Boulevard, Northbrook, IL 60062. Notwithstanding this paragraph 7, nothing in this Letter Agreement is intended to interfere with your right to participate in an agency investigation.

8. Confidentiality. You agree not to disclose any “Confidential Information” of PotashCorp, PCS Administration, or their subsidiaries and affiliates (collectively, the “Employer Group”), except upon written consent of the Company. “Confidential Information” means information (i) disclosed or known by you as a consequence of or through your employment with the Employer Group; (ii) not generally known outside of the Employer Group; and (iii) which is related to the Employer Group business. Examples include, but are not limited to, vendor and supplier agreements, databases, methods, programs, techniques, business information, attorney-client privileged and work product information, financial information, marketing, business plans, proprietary software, personnel information and files, client information, pricing and other information relating to the business of the Employer Group that is not generally known outside of the Employer Group. You also agree that the terms of your separation and the terms of the Letter Agreement, including the fact and amount of severance paid to you, is considered confidential and is not be disclosed or communicated in any manner except as required by law or to your spouse, attorney or financial advisor.

9. Non-Solicitation. You acknowledge and agree that during the 12 months following your Separation Date, you will not, directly or indirectly, without the prior express written consent of the Company, hire, recruit, solicit, or attempt to hire, recruit, or solicit any person employed by the Company.

10. Non-Disparagement. You acknowledge and agree that you will not, at any time, directly or indirectly, take any action detrimental to the interests of the Employer Group, make derogatory statements (either written or oral) about the Employer Group, or otherwise disparage the Employer Group, its products, services, present or former employees, officers or directors, and will not permit others to make derogatory or disparaging statements on your behalf. Officers and directors of the Employer Group will not, at any time, directly or indirectly, make derogatory statements (either written or oral) about you, or otherwise disparage you.

11. Breach. You further acknowledge that if you breach any provision of paragraphs 8, 9 or 10 above, the Company will be irreparably harmed as a matter of law and will be entitled to immediate injunctive relief without the necessity of showing any actual damages or that money damages would not be an adequate remedy, and without the necessity of posting any bond or other security, plus its reasonable attorneys’ fees and any other litigation costs incurred in enforcing such provision.

12. Subsequent Proceedings. The parties agree that this Letter Agreement may be used as evidence only in a subsequent proceeding to enforce the provisions of this Letter Agreement and/or a subsequent proceeding in which the provisions of this Letter Agreement are a defense to a claim or suit brought against the Company by you.

13. Entire Agreement. Except as otherwise stated herein, this Letter Agreement will supersede and nullify any previous written or oral agreements between the Company and you dealing with the same subject matter contained herein and will settle and compromise any and all claims and/or causes of action based on any previous written or oral agreements or alleged agreements between the Company and you. This Letter Agreement may not be modified except by a written agreement between the parties that specifically references the Letter Agreement.

14. Governing Law and Jurisdiction. This Letter Agreement will be governed by and construed in accordance with the laws of the State of Illinois without regard to its choice of law provisions. Such construction will be made without regard to the authorship of this Letter Agreement. You agree that the state and federal courts located in the State of Illinois will have exclusive jurisdiction in any action, suit or proceeding based on or arising out of this Letter Agreement. Accordingly, you hereby: (a) submit to the personal jurisdiction of such courts; (b) consent to the service of process in connection with any action, suit, or proceeding against you; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, venue or service of process.

15. No Admission of Liability. The Letter Agreement is not, and shall not be construed as, an admission by the Company of any unlawful act or violation of any federal, state or local laws, rules or regulations.

16. Waiver and Release Agreement. This Letter Agreement, and the consideration set forth in paragraph 2, is contingent upon you signing and not revoking the Waiver and Release Agreement attached as Schedule A hereto, the terms of which are part of this Letter Agreement. If the Waiver and Release Agreement is revoked by you, your employment will terminate on the Separation Date but this Letter Agreement will not be effective or enforceable, and you will not receive any of the severance payments and benefits set forth in paragraph 2.

17. Code Section 409A. It is the intention of the parties that the provisions of this Letter Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and any rules, regulations or other guidance promulgated thereunder in a manner that does not impose additional taxes, interest or penalties upon you pursuant to Section 409A, and this Letter Agreement will be construed and interpreted in a manner consistent with Section 409A.

Notwithstanding any provision of this Letter Agreement to the contrary, any payment of any “nonqualified deferred compensation” (within the meaning of Section 409A after taking into account all exclusions applicable to such payments under Section 409A) required to be made to you as a result of your separation from service will be delayed until the six (6) month anniversary of the Separation Date to the extent necessary to comply with Section 409A.

No reimbursement of expenses or in-kind benefit that you are entitled to will be subject to liquidation or exchange for another benefit. The reimbursement of expenses or in-kind benefits during a year will not affect the expenses eligible for reimbursement, or the in-kind benefits to be provided in any other taxable year, and any such reimbursements will be made no later than the end of the year following the year in which the relevant expenses were incurred.

You are solely responsible and liable for the satisfaction of all taxes and penalties that may arise under Section 409A.

Date: 2/3/2016	POTASH CORPORATION OF SASKATCHEWAN INC.

	By:	/s/ Jochen E. Tilk
	Name:	Jochen E. Tilk
	Title:	President and Chief Executive Officer

Date: 2/3/2016	PCS ADMINISTRATION (USA), INC.

	By:	/s/ Jochen E. Tilk
	Name:	Jochen E. Tilk
	Title:	President and Chief Executive Officer

YOU EXPRESSLY ACKNOWLEDGE THAT YOU HAVE BEEN ADVISED TO SEEK LEGAL COUNSEL, HAVE HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL REGARDING THE ADVISABILITY OF ENTERING INTO THIS AGREEMENT, HAVE CAREFULLY READ THE AGREEMENT, FULLY UNDERSTAND THE FINAL AND BINDING EFFECT, AND ARE EXECUTING THE AGREEMENT VOLUNTARILY.

Agreed to:

Date: 2/3/2016	/s/ Paul Dekok
Paul DeKok

SCHEDULE A

WAIVER AND RELEASE AGREEMENT

1. General Release. As consideration for the severance payments and benefits I will receive as described in paragraph 2 of the attached letter agreement dated January 20, 2016 (“Letter Agreement”), I, on behalf of myself and my heirs, executors, administrators, representatives, attorneys and assigns, hereby waive, release and forever discharge PCS Administration (USA), Inc. and Potash Corporation of Saskatchewan Inc. (collectively, the “Company”) together with the Company’s parent, sister companies, subsidiaries, divisions and affiliates, whether direct or indirect, its and their joint ventures and joint venturers (including their respective directors, officers, employees, shareholders, attorneys, partners and agents, past, present and future), and each of its and their respective successors and assigns (hereinafter collectively, the “Releasees”), from any and all known or unknown actions, causes of action, damages, claims or liabilities of any kind that have or could be asserted against any of the Releasees arising out of or related to my employment with and/or separation from employment with the Company or any of the other Releasees up to and including the date of this Waiver and Release Agreement, including, but not limited to:

(a)	claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act, as amended; the Equal Pay Act, as amended; the Genetic Information Nondiscrimination Act, as amended: the Occupational Safety and Health Act, as amended; the Employee Retirement Income Security Act, as amended (with respect to unvested benefits); the Rehabilitation Act, as amended; the Americans with Disabilities Act, as amended; the Sarbanes-Oxley Act; the Family and Medical Leave Act, as amended; the National Labor Relations Act, as amended; and/or any other federal, state, municipal or local employment discrimination statutes or ordinances (including, but not limited to, claims based on sex, attainment of benefit plan rights, race, color, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, protected genetic information, handicap, disability, retaliation and veteran status); and/or

(b)	claims, actions, causes of action or liabilities arising under the Age Discrimination in Employment Act (“ADEA”) or under any other federal, state or local statute, law, ordinance or regulation regarding discrimination on the basis of age; and/or

(c)	claims, actions, causes of action or liabilities arising under any other federal, state, municipal or local statute, law, ordinance or regulation; and/or

(d)	any other claim whatsoever including, but not limited to, claims for severance pay or benefits (other than payments and benefits paid under the Letter Agreement), claims based upon breach of contract, promissory or equitable estoppel, detrimental reliance, constructive discharge, breach of any duty, wrongful termination, defamation, false light, fraud, intentional and/or negligent infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, whistleblower, negligence, any quasi-contractual claim and/or any other common law, statutory or other claim whatsoever arising out of or relating to my employment with and/or separation from employment; and/or

(e)	claims, actions, causes of action or liabilities arising under the Worker Adjustment and Retraining Notification Act, as amended, or under any other federal, state or local statute, law, ordinance or regulation regarding layoffs or plant closings; and/or

(f)	claims under the Lilly Ledbetter Fair Pay Act, including claims that I have been adversely affected by the application of a discriminatory compensation decision or other discriminatory practice; and/or

(g)	wage claims, including but not limited to any claims for back wages, vacation, sick leave, bonuses, commissions, or other benefits of any nature or kind, and claims under the Fair Labor Standards Act, as amended.

2. Exclusions from General Release. Excluded from the General Release above are any claims or rights which cannot be waived by law, including my rights to accrued vacation, if any. Nothing in this Waiver and Release Agreement shall be construed to prohibit me from filing a charge with an administrative agency, including the Equal Employment Opportunity Commission or participating in an agency investigation. I am, however, waiving all rights to recover money or other individual relief in connection with any administrative charge, whether filed by me or another individual or entity.

3. Covenant Not To Sue. A “covenant not to sue” is a legal term which means I promise not to file a lawsuit in court. It is different from the General Release of claims contained in paragraph 1 above. In addition to waiving and releasing the claims covered by that paragraph 1 above, I further agree never to sue the Company and/or any of the other Releasees or become party to a lawsuit on the basis of any claim of any type whatsoever arising out of or related to my employment with and/or separation from employment with the Company and/or any of the other Releasees. I agree not to become a member of any class in any case in which claims are asserted against the Company. I warrant and represent that I have not filed any complaint, claim or lawsuit against the Company with any governmental agency or with any court. Notwithstanding this Covenant Not To Sue, I may bring a claim against the Company and/or any of the other Releasees to enforce this Agreement or to challenge the validity of this Waiver and Release Agreement under the ADEA. I further acknowledge and agree in the event that I breach this paragraph, then (i) the Company shall be entitled to apply for and receive an injunction to restrain such violation of this paragraph, (ii) I shall be obligated to pay the Company its costs and expenses incurred in enforcing this paragraph and defending against such lawsuit (including court costs, expenses and reasonable legal fees), and (iii) as an alternative to (ii), at the Company’s option, I shall be obligated upon demand to repay to the Company all but $250 of any severance payment paid to me under paragraph 2 of the Letter Agreement. I further agree that this Covenant Not to Sue will not affect the validity of the Letter Agreement and will not be deemed to be a penalty or a forfeiture.

4. Employee Acknowledgements. I acknowledge that my employment with the Company is terminated as of my Separation Date. I further waive, release and discharge the Company and/or

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any of the other Releasees from any reinstatement rights I have or could have. I acknowledge that I (i) have not suffered any on-the-job injury for which I have not already filed a claim, (ii) have received all compensation owed to me for hours worked, including overtime, if any, and (iii) have been provided all leave required by law or regulation.

5. Additional Employee Acknowledgements. I further acknowledge and agree that:

•	I have read this Waiver and Release Agreement and understand all of its terms;

•	I have signed it voluntarily with full knowledge of its legal significance;

•	I was encouraged to consult with my personal attorney, if desired, before signing this Waiver and Release Agreement;

•	I acknowledge that I received a copy of this Waiver and Release Agreement on January 20, 2016 I have been given at least 21 days to consider this Waiver and Release Agreement thoroughly. I agree that any modification of the Letter Agreement or this Waiver and Release Agreement does not restart the 21-day consideration period;

•	I understand that I cannot sign this Waiver and Release Agreement prior to my Separation Date; and

•	I understand that if I sign this Waiver and Release Agreement, I can change my mind and revoke it within 7 days after signing. I understand the Waiver and Release Agreement will not be effective or enforceable until after the 7-day revocation period has expired.

6. Revocation. I understand that I may revoke this Waiver and Release Agreement within 7 days after its signing and that any revocation must be made in writing and submitted within such 7-day period to PCS Administration (USA), Inc., 1101 Skokie Boulevard, Suite 400, Northbrook, IL 60062 Attn: Danielle Good, either in person or by mail with a postmark within the 7-day period. I further understand that if I revoke this Waiver and Release Agreement, my employment with the Company will still be terminated and I will not receive the severance pay set forth in paragraph 2 of the Letter Agreement.

7. Unemployment. I understand that I am not waiving my right to file for unemployment insurance benefits.

8. Consideration. I also understand that the severance payments and benefits which I will receive in exchange for signing and not later revoking this Waiver and Release Agreement are in addition to anything of value to which I already am entitled.

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10. Severability. I acknowledge and agree that if any provision of the Waiver and Release Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of the Waiver and Release Agreement shall continue in full force and effect.

Paul DeKok

/s/ Vicky L. DeKok	/s/ Paul DeKok
Witness	Signature

2/3/2016
Date

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